Exhibit 99

For Immediate Release	For More Information Contact:
Jim Graham, (910) 641-0044

Waccamaw Bank Announces Southport Office

Whiteville, NC - March 23, 2005 – Waccamaw Bank, has announced the construction of a new location at 4945 Southport-Supply Road SE, Southport, North Carolina. Construction will begin this summer and during the interim, the bank’s operations will begin in temporary quarters at 701 Howe Street, Suite 3; Southport, North Carolina. This location is the seventh branch location for Waccamaw Bank which began operations in Columbus County in 1997. The bank now operates locations in Whiteville, Wilmington, Chadbourn, Tabor City, Shallotte and Holden Beach. In addition, the bank offers a comprehensive line of mortgage and construction loans and owns Waccamaw Financial Services which provides a full range of investment and insurance services.

Waccamaw Bank is a wholly owned subsidiary and the primary operating subsidiary of Waccamaw Bankshares, Inc. Waccamaw Bankshares stock is listed in the NASDAQ Small Capital markets under the symbol WBNK and presently has over 2000 shareholders.

Jim Graham, President & CEO, stated, “We are delighted to have the opportunity to enter the Southport and Oak Island markets, this being an area in which we have had sizeable involvement since our bank opened. Waccamaw has a meaningful shareholder and customer base in this area and we look forward to expanding our presence in the years to come.”

For more information call (910) 641-0044 or go to www.waccamawbank.com.